CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS


We consent to the reference to our firm in the Post-Effective Amendment to the Registration Statement on Form N-1A of The Rightime Fund, Inc. and to the use of our report dated November 23, 1999 on the financial statements and financial highlights of The Rightime Fund, The Rightime
Blue Chip Fund, The Rightime Social Awareness Fund, and The Rightime MidCap Fund, each a series of shares of the Rightime Fund, Inc. Such financial statements and financial highlights appear in the October 31, 1999 Annual Report to Shareholders which is incorporated by reference in the Registration Statement.


                                                  /S/ Tait, Weller & Baker
                                                      Tait, Weller & Baker

Philadelphia, Pennsylvania
February 22, 2000